UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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GOLD KIST INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GOLD KIST INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 31, 2006

To our Stockholders:

The 2006 Annual Meeting of Stockholders of Gold Kist Inc. will be held on Tuesday, January 31, 2006, at 9:00 a.m. local time at the Company’s headquarters located at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. The purposes of the annual meeting are:

(1) to elect three directors for three year terms ending at the 2009 Annual Meeting of Stockholders;

(2) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006; and

(3) to transact any other business that properly comes before the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

All stockholders of record at the close of business on December 6, 2005 are entitled to vote at the annual meeting and any postponements and adjournments of the annual meeting.

By Order of the Board of Directors,

J. David Dyson Secretary

Atlanta, Georgia

December 16, 2005

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage paid envelope or to vote your shares by telephone or the Internet as soon as possible. If you attend the annual meeting, you may revoke the proxy and vote your shares in person.

GOLD KIST INC.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies to be voted at our 2006 annual meeting of stockholders, which we refer to as the “annual meeting.” Our annual meeting will be held on January 31, 2006, at 9:00 a.m. local time at our headquarters located at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. This proxy statement and proxy card are first being mailed to our stockholders on or about December 22, 2005.

MEETING & VOTING PROCEDURES

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the preceding notice of annual meeting and which are further described in this proxy statement. In addition, our management will report on our performance and respond to any questions from our stockholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Gold Kist Inc. common stock. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides information to you regarding these matters so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person—referred to as a “proxy”—to vote the shares of our common stock that you own. The written document providing notice of the annual meeting and describing the matters to be considered and voted upon also is called a “proxy” or a “proxy card.” Our Board of Directors has designated two of our executive officers as proxies for the annual meeting. These executive officers are Michael A. Stimpert, Senior Vice President, Planning and Administration, and Stephen O. West, Chief Financial Officer and Vice President.

Who is soliciting my proxy?

Our Board of Directors, which we sometimes refer to as the “board,” is soliciting your proxy to vote your shares of our common stock at the annual meeting on the proposals described in this proxy statement.

Who is entitled to vote?

Holders of our common stock on the close of business on December 6, 2005, which we refer to as the “record date,” are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

To how many votes is each share of common stock entitled?

Holders of our common stock as of the record date are entitled to one vote per share on each matter considered at the annual meeting.

How many share votes are required to be present to hold and conduct business at the annual meeting?

Shares are counted as “present” at the annual meeting if the stockholder either votes those shares in person at the annual meeting or properly has submitted a proxy in accordance with this proxy statement.

As of the record date, 51,046,423 shares of our common stock were outstanding and are entitled to vote at the annual meeting. Shares representing a majority of our issued and outstanding common stock as of the record date must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. This minimum threshold is called a “quorum.” Properly marked abstentions from voting and broker non-votes will be counted for purposes of establishing a quorum at the annual meeting.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares are registered in your name, you are a stockholder of record. If your shares are registered in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

All stockholders who are entitled to vote on the matters that come before the annual meeting have the opportunity to do so whether or not they attend the meeting in person. If you hold your shares in street name through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. If you are a registered stockholder and are unable to attend the annual meeting, you can vote your shares by proxy in one of the following manners:

•	Via Internet at http://www.cesvote.com and following the instructions on that website;

•	By Telephone at 1-888-693-8683 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	By Mail by simply marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided.

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the Company the expense associated with your execution of a written proxy. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the annual meeting.

Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the annual meeting.

What if I want to change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting. You may do this by:

•	sending written notice of revocation to: Gold Kist Inc., Attn: Secretary, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the annual meeting.

Attendance at the annual meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the following two items:

•	to elect three directors for terms ending at the 2009 Annual Meeting of Stockholders; and

•	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006.

In addition, by delivering your proxy, the appointed proxies will be entitled to vote on your behalf with respect to any other items of business that properly come before the annual meeting. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the election of the three nominees for director for terms ending at the 2009 Annual Meeting of Stockholders;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all of the three nominees.

The vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of a director nominee as a director. In other words, the three director nominees receiving the most votes will be elected. Shares not voted and properly executed proxies marked “withhold authority,” will result in a nominee receiving fewer votes, but will not be treated as votes against the nominee.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, our board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote for the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006, and how many votes must the proposal receive to pass?

You may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

This proposal must receive the affirmative vote of a majority of the votes cast at the annual meeting either in person or by proxy to pass. If you abstain from voting on the proposal, your abstention will have no effect on the proposal.

How does the board recommend that I vote on all of the items of business presented for a vote at the annual meeting?

The board recommends a vote:

•	FOR all three nominees for director for terms ending at the 2009 Annual Meeting of Stockholders; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s fiscal 2006 independent registered public accounting firm.

With respect to any other matters that are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matters to be presented for a vote at the annual meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with our board’s recommendations on each of the proposals described in this proxy statement.

Will my shares be voted if I do not sign and return my proxy card?

If you are a stockholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions to your bank or broker before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under the Nasdaq National Market, or “Nasdaq,” rules to vote shares for which their customers do not provide voting instructions on “routine” matters. When a brokerage firm votes your shares on a routine matter without receiving voting instructions, these shares are counted both for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted on the routine matter. The election of directors and the ratification of the appointment of KPMG LLP as the Company’s fiscal 2006 independent registered public accounting firm are routine matters, and broker non-votes will have no impact on the outcome of these proposals.

Who bears the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our board consists of nine directors, five of whom are independent directors under requirements imposed by the Securities and Exchange Commission, or “SEC,” and Nasdaq. Our board may by resolution change the number of directors on the board.

There are three nominees for our board this year, and proxies can be voted for no more than three persons. Each of the three director nominees, Messrs. Bekkers, Goldberg and Smalley, are currently members of the board. Each of the three director nominees has consented to serve as a director if elected at the annual meeting. Our board is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. Each class of directors serves a three-year term. The directors in class 1 have terms that expire at the annual meeting, those directors in class 2 have terms that expire at the 2007 annual meeting and those directors in class 3 have terms that expire at the 2008 annual meeting. At each annual meeting of our stockholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. The board has nominated the individuals named below for election as directors at the annual meeting. There is no family relationship between any of the director nominees and any of our executive officers.

If, at any time prior to the annual meeting, any nominee for director should be unable to serve, or for good cause will not serve, as a director, then the shares represented by properly signed and returned proxy cards will be voted for the substitute nominee designated by the board or may be voted to reduce the number of directors comprising the board, as the board recommends. The board has no reason to believe that any substitute nominee or nominees will be required. Except as set forth above, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement.

Information Relating to Director Nominees and Our Executive Officers

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees and executive officers as of December 1, 2005. Our directors serve three-year terms until their successors are elected and qualified. Each of Messrs. Bekkers, Goldberg and Smalley have served in such position since 2004. Our executive officers are selected by the board annually. Each of the executive officers listed below holds the title(s) by his or her name with the Company.

Nominees for Director

John Bekkers joined Gold Kist in 1985. Mr. Bekkers joined our Board of Directors in 2004 in connection with our conversion from a cooperative marketing association to a for profit corporation, which we refer to as our “conversion,” and serves on the Executive Committee. Prior to joining Gold Kist, Mr. Bekkers was a management consultant, Gold Kist being one of his clients. Mr. Bekkers’ career with us includes seven years as manager of our Northeast Alabama Poultry Division. In 1994, he was named Executive Vice President and was elected to his present position in 2001. Mr. Bekkers is the past Chairman of the National Chicken Council. A native of the Netherlands, he immigrated to the United States in 1962 and served in the U.S. armed forces in Vietnam. Mr. Bekkers attended college in both the Netherlands and California, and completed the Duke University advanced management program.

Ray A. Goldberg joined our Board of Directors in 2004 in connection with our conversion. Mr. Goldberg is the George Moffett Professor of Agriculture and Business, Emeritus at the Harvard University Graduate School of Business. He is one of the founders and first President of the International Agribusiness Management Association and an advisor and consultant to numerous government agencies and private firms. He currently serves on the board of directors of Smithfield Foods, Inc.

Dan Smalley joined our Board of Directors in 2004 in connection with our conversion. From 2003 to 2004, Mr. Smalley served as a director of our predecessor company, Gold Kist Inc., the cooperative marketing association which we refer to in this Proxy Statement as “Old Gold Kist.” Mr. Smalley had previously served as one of the directors of Old Gold Kist for 18 years and served as chairman of the board of directors of Old Gold

Kist for two years. Mr. Smalley has been a broiler producer for Gold Kist since 1975. Mr. Smalley is a member of the Alabama Farmers Federation and is former Marshall County president and a past president of the Alabama Poultry and Egg Association, former chairman of the Farm Foundation in Chicago, Illinois, immediate past-chairman of the Alabama 4-H Foundation and the past-president of the Alabama Agribusiness Council, chairman of the Alabama Conservation Development Commission, chairman of the Alabama Soil and Water Conservation Foundation and a member of the Bennett Agricultural Roundtable of Farm Foundation. Mr. Smalley is a graduate of Samford University.

Our board recommends that you vote “FOR”

each of the three nominees above for director for terms ending at the

2009 Annual Meeting of Stockholders.

Our Senior Management and Directors

The table below sets forth the names, ages and positions of our executive officers and directors as of December 1, 2005.

Name	Age as of December 1, 2005	Years with the Company	Position
John Bekkers	60	20	President, Chief Executive Officer and Director (Class 1)
Michael A. Stimpert	61	22	Senior Vice President, Planning and Administration
Stephen O. West	59	25	Chief Financial Officer, Vice President
Donald W. Mabe	51	19	Vice President, Operations
William T. Andersen	43	4	Vice President, Marketing and Sales
R. Randolph Devening	63	1	Director (Class 2)
A.D. Frazier, Jr.	61	1	Director (Class 3)
Ray A. Goldberg	79	1	Director (Class 1)
Jeffery A. Henderson	45	5	Director (Class 3)
John D. Johnson	57	1	Director (Class 2)
Douglas A. Reeves	63	5	Director (Class 2)
Dan Smalley	56	20	Director (Class 1)
W. Wayne Woody	63	1	Director (Class 3)

Biographical information for Messrs. Bekkers, Goldberg and Smalley is set forth above under the caption “—Nominees for Director.” Biographical information for each of our other executive officers and our directors is set forth below.

Michael A. Stimpert joined Gold Kist in 1974. From 1974 through 1986, his primary responsibilities centered in the Marketing Group of the Company. In 1986, Mr. Stimpert moved to Golden Peanut Company, a joint venture of the Company with three leading global agricultural companies, and stayed there for nine years, spending the last five years there as the Chairman of its Management Executive Committee. He returned to Gold Kist in 1996, assuming his current role. He holds an M.B.A. from Harvard University. Mr. Stimpert has been active in numerous corporate and civic boards of directors. Mr. Stimpert is a veteran of the U.S. Navy, having served in Vietnam.

Stephen O. West joined Gold Kist in 1980 as Director of Financial Analysis. He served as Treasurer from 1983 until 1998, and then as Chief Financial Officer and Treasurer from 1998 until 2004. He holds an undergraduate degree in electrical engineering from the Georgia Institute of Technology and master’s degrees in accounting and finance from Georgia State University. Mr. West is a veteran of the U.S. Navy.

Donald W. Mabe joined Gold Kist in 1978 as a hatchery manager in Carrollton, Georgia. In 1992, Mr. Mabe was promoted to President of Carolina Golden Products Company in Sumter, South Carolina, a

partnership between Gold Kist and its former publicly-owned subsidiary, Golden Poultry Company. In 1998, Mr. Mabe was promoted to his current responsibilities for the daily operations of Gold Kist’s Poultry Group. Mr. Mabe is a graduate of Emory University.

William T. Andersen joined Gold Kist in 2001 and was named Vice President of Sales and Marketing in 2005. Prior to joining Gold Kist, he worked as Regional Sales Manager for FMC Corporation from 1998 to 2001. He served as Captain in the United States Air Force for six years. He holds a bachelors degree in engineering from the United States Air Force Academy and a master’s degree in management from Central Michigan University.

R. Randolph Devening joined our Board of Directors in 2004 in connection with our conversion and serves on the Audit and Compliance Committee and the Compensation, Nominating and Corporate Governance Committee. From 1994 until his retirement in 2001, Mr. Devening served as Chairman, President and Chief Executive Officer of Foodbrands America, Inc. From 1989 to 1994, Mr. Devening held the positions of Executive Vice President, Chief Financial Officer, Vice Chairman and Director of Fleming Companies, Inc. Mr. Devening currently serves as a member of the boards of directors of 7-Eleven, Inc. and Penford Corporation.

A.D. Frazier, Jr. joined our Board of Directors in 2004 in connection with our conversion and serves as Chairman of the Board, Chairman of the Executive Committee and a member of the Compensation, Nominating and Corporate Governance Committee. He is “of counsel” with the law firm of Balch & Bingham LLP. Mr. Frazier retired as a director, President and Chief Operating Officer of Caremark Rx, Inc. in March 2004, where he served in that role since 2002. From March 2001 to 2002, Mr. Frazier was the Chairman and Chief Executive Officer of the Chicago Stock Exchange. From 1996 to 2001, Mr. Frazier served as a Global Partner of Amvescap PLC, a global investment manager. From 1997 through 2000, Mr. Frazier also served as President and Chief Executive Officer of INVESCO Inc., a division of Amvescap PLC, with overall responsibility for all U.S. based INVESCO institutional business. Mr. Frazier is a director and member of the compensation committee of Apache Corp., a publicly traded oil and gas exploration and development company. He is a director of Gevity HR, Inc., a publicly traded human resources management company.

Jeffery A. Henderson joined our Board of Directors in 2004 in connection with our conversion. Mr. Henderson previously served a director of Old Gold Kist from 2000 to 2004 and as a member of Old Gold Kist’s Executive, Compensation and Grower Relations Committee. Mr. Henderson has been a broiler producer for Gold Kist since 1980.

John D. Johnson joined our Board of Directors in 2004 in connection with our conversion and serves on the Executive Committee and the Audit and Compliance Committee. Mr. Johnson has served as the President and Chief Executive Officer of CHS, Inc. (formerly Cenex Harvest States Cooperatives), the largest U.S. cooperative marketer of grain and oilseed since 2000. From 1998 to 2000, Mr. Johnson served as General Manager and President of CHS. Mr. Johnson is a director of CF Industries Holdings, Inc., a fertilizer manufacturer and distributor.

Douglas A. Reeves joined our Board of Directors in 2004 in connection with our conversion. Mr. Reeves previously served as a director of Old Gold Kist from 2000 to 2004 and served as chairman of that board of directors for two years. Mr. Reeves has operated with his brother, J.C. Reeves, Jr., Reeves Brothers Poultry Farms for the past 37 years. Mr. Reeves attended Clemson University and is chairman of the board of the Edisto Electric Cooperative, vice chairman of the Central Electric Cooperative and chairman of the board of the South Carolina Bank and Trust in St. George, South Carolina. Mr. Reeves is a state director of the South Carolina Farm Bureau, director of the South Carolina Farm Bureau Mutual Insurance Company, commissioner of the Dorchester County Soil Conservation District and a past-president of the South Carolina Poultry Federation.

W. Wayne Woody joined our Board of Directors in 2004 in connection with our conversion and serves as chairman of the Audit and Compliance Committee. Mr. Woody retired as a senior partner of KPMG LLP in 1999. From September 2000 through March 2001, Mr. Woody served as the interim chief financial officer for Legacy Investment Group, a boutique investment firm. Mr. Woody currently serves on the boards of directors of the Wells Family of Real Estate Funds, Wells Real Estate Investment Trust II Inc., Wells Real Estate Investment Trust Inc. and American HomePatient, Inc.

CORPORATE GOVERNANCE MATTERS

Key Corporate Governance Initiatives in 2005

We have always striven to maintain the highest standards of ethics and integrity, and we have always maintained policies and procedures setting forth these standards. In October 2004, we completed our conversion from a cooperative association to a for profit corporation, our initial public offering and listed our common stock on Nasdaq. Following our conversion and initial public offering, our board took the following actions in response to our obligations as a public company under the SEC and Nasdaq rules and regulations:

•	adopted Corporate Governance Guidelines, including director independence standards and a stockholder communications policy;

•	adopted a Code of Business Conduct for all of our directors, officers and employees;

•	adopted charters for each of the Audit and Compliance Committee and the Compensation, Nominating and Governance Committee of the board;

•	adopted a policy of fair disclosure and communications to the public;

•	adopted a policy on insider trading; and

•	adopted a disclosure controls and procedures policy.

Our Corporate Governance Guidelines, Code of Business Conduct, committee charters and other governance policies are all available on our website at www.goldkist.com. A copy of our Audit and Compliance Committee charter is also included as Annex A to this proxy statement.

Board of Directors

Meetings of the Board

Our Corporate Governance Guidelines provide that each director is expected to attend all meetings of the board and committees on which such director serves and is expected to attend our annual meeting. Our board held seven meetings from our initial public offering in October 2004 through the end of fiscal 2005 and acted by unanimous written consent on two other occasions. All directors attended at least 75% of all board and committee meetings during fiscal 2005.

Committees of the Board

In October 2004, our board constituted the following three standing committees—the Executive Committee, the Audit and Compliance Committee and the Compensation, Nominating and Corporate Governance Committee. Membership and principal responsibilities of the board committees are described below.

Executive Committee. During 2005, our Executive Committee was comprised of the following members:

Members

A.D. Frazier, Jr. (Chairman)

John Bekkers

John D. Johnson

Douglas A. Reeves

Our Executive Committee has the authority to exercise the power and authority of the Board of Directors between meetings, except the powers, such as referring certain matters to a vote of our stockholders and amending our bylaws, which are reserved for the Board of Directors by the Delaware General Corporation Law.

Audit and Compliance Committee. During 2005, our Audit and Compliance Committee was comprised of the following members:

Members

W. Wayne Woody (Chairman)

R. Randolph Devening

John D. Johnson

The Audit and Compliance Committee assists the Board of Directors in its general oversight of our financial reporting, internal controls and audit functions. Our Audit and Compliance Committee charter defines this committee’s primary duties, which include, among other things:

•	monitoring and assessing our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the general oversight of our internal audit function;

•	overseeing the services provided by our outside auditors and being directly responsible for the appointment, independence, qualification, compensation and oversight of our outside auditors, who report directly to the Audit and Compliance Committee;

•	providing an open means of communication among our outside auditors, financial and senior management, our internal audit department and our Board of Directors;

•	resolving any disagreements between our management and our independent auditors regarding our financial reporting;

•	meeting periodically with our senior executives, internal auditors and independent auditors; and

•	preparing the Audit and Compliance Committee report for inclusion in our proxy statement for our annual meeting.

Our Audit and Compliance Committee charter mandates that our Audit and Compliance Committee approve all audit, audit-related, tax and other services conducted by our independent auditors. Our Audit and Compliance Committee met seven times during fiscal 2005. At each meeting, Audit and Compliance Committee members meet privately with representatives of our independent accountants and with our chief financial officer, chief accounting officer and our internal auditors.

Our board has affirmatively determined that each member of our Audit and Compliance Committee is financially literate and that each of Messrs. Woody, Devening and Johnson qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. As of the date of this proxy statement, all three members of our Audit and Compliance Committee are, and effective immediately following our annual meeting we expect each member of our Audit and Compliance Committee will be, independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers, or “NASD,” Marketplace Rules.

Compensation, Nominating and Corporate Governance Committee. During 2005, our Compensation, Nominating and Corporate Governance Committee was comprised of the following members:

Members

Ray A. Goldberg (Chairman)

A.D. Frazier, Jr.

R. Randolph Devening

Our Compensation, Nominating and Corporate Governance Committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing guidelines and standards for determining the compensation of our executive officers and reviewing our executive compensation strategy and recommending to our Board of Directors improvements to our compensation policies;

•	evaluating the performance of our chief executive officer and determining and approving compensation levels for our executive officers;

•	administering our equity-based and incentive plans;

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting;

•	establishing and periodically reviewing minimum qualification and selection criteria to be used for screening candidates for service on our Board of Directors;

•	identifying and evaluating individuals qualified to become members of our Board of Directors and recommending director candidates for consideration by our Board of Directors or stockholders;

•	considering and making recommendations to our Board of Directors regarding board size and composition, committee composition and structure and procedures affecting directors;

•	developing, establishing and periodically reviewing our corporate governance principles and guidelines; and

•	overseeing the annual evaluation of management, our Board of Directors and the committees of the Board of Directors.

Our Compensation, Nominating and Corporate Governance Committee met nine times during fiscal 2005. As of the date of this proxy statement, each member of our Compensation, Nominating and Corporate Governance Committee is, and effective immediately following our annual meeting, we expect that each member will be, independent as defined in applicable SEC rules and NASD Marketplace Rules.

Director Compensation

Any member of our Board of Directors who is also our employee does not receive additional compensation for serving on our Board of Directors. Compensation for our non-employee directors is awarded under the Gold Kist 2004 Non-Employee Directors Compensation Plan, or the “Directors’ Plan,” which provides for cash and equity compensation for our non-employee directors. The board believes that annual compensation for non-employee directors should consist of both a cash component, to compensate members for their service on the board and its committees, and a vesting equity component, to create an incentive for continued service as well as align their interests with those of our stockholders.

Cash Compensation. Under the Directors’ Plan, our non-employee directors receive a quarterly retainer of $8,750. Additional quarterly retainers are paid to the chairman of the Board of Directors and to the Audit and Compliance Committee chairperson, each in the amount of $1,250. A prorated quarterly retainer is paid to any person who becomes a non-employee director other than at the beginning of the quarter, or who becomes a chairman of the Board of Directors or chairman of the Audit and Compliance Committee on a date other than the beginning of a quarter. We also pay our non-employee directors a fee of $1,000 for personally attending a board meeting and $1,000 for personally attending a committee meeting, plus in each such case reasonable reimbursement of travel expenses in connection with attending meetings of our board and its committees. In addition, we pay $500 for attending telephonic board meetings.

Equity Compensation. In addition to cash compensation, each non-employee director receives, upon becoming a director, an initial award of shares of restricted stock having a grant date value of $35,000, subject to such restrictions and risk of forfeiture as determined by the Board of Directors. Our current non-employee directors received such initial awards at the time of our initial public offering. On the day following each annual meeting of our stockholders, beginning with the 2006 annual meeting, each non-employee director then in office also will receive an award of fully vested shares of common stock having a grant date value equal to $35,000. A non-employee director may also elect to defer some or all of his or her cash annual retainer, by conversion of the annual cash retainer to deferred stock units in accordance with the Directors’ Plan. The Directors’ Plan is a sub-plan of our 2004 Long-Term Incentive Plan, or “LTIP,” and any deferred stock units and shares of stock that may be issued pursuant to the Directors’ Plan are issued under the LTIP, subject to all of the terms and conditions of the LTIP.

To further align our non-employee directors’ interest with the interest of our stockholders, each non-employee director is required to acquire and retain within a period of five years from August 1, 2005 or from the date of his or her initial election or appointment to the Board of Directors, whichever is later, shares of our common stock equal or greater in value than two times the amount of the annual retainer initially paid to such director.

Grower Advisory Committee

Our grower advisory committee consists of Christopher D. Fannon, Billy G. Meeks, Phil Ogletree, Jr., Fred W. Gretch, Jr., Walter C. Dockery, Charles Morris, W. A. Smith and Dorman Grace, each a director of Old Gold Kist prior to the conversion. The grower advisory committee was formed to advise us on issues important to relations with our contract growers and, subject to the discretion of the Board of Directors, generally works to ensure a smooth transition from a cooperative to a for profit corporation and will continue to work with the Board of Directors and the Company through October 2006. Each member of the grower advisory committee is compensated in a manner consistent with their prior compensation as a member of the board of directors of Old Gold Kist prior to the conversion, including an annual retainer of $20,000 (in the case of Mr. Ogletree, $25,000) and per diem fees of $250 with a $500 minimum, plus expenses while traveling at the request of the Board of Directors, as well as health insurance and other benefits.

Director Independence

Our Corporate Governance Guidelines require that our board shall have at all times a majority of independent directors, as such term is defined by the NASD Marketplace Rules. At least once per year, the board will review each relationship that exists with a director and his or her related interests for the purpose of determining whether the director is independent. This information shall be initially reviewed by the Compensation, Nominating and Corporate Governance Committee or, in the case of members of that committee, the full board.

The board considers all relevant facts and circumstances when making a determination of independence, not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation, so that a director is free of any relationship with the Company or our management that may impair the director’s ability to make independent judgments. As a result of this review, the board affirmatively determined that, effective immediately after our annual meeting, assuming the election of all three director nominees, five of our nine directors will be independent (Messrs. Devening, Frazier, Goldberg, Johnson and Woody). As of the date of this proxy statement, and effective immediately after our annual meeting, our Compensation, Nomination and Corporate Governance Committee and the Audit and Compliance Committee are comprised solely of independent directors.

Executive Sessions of Non-Management Directors

Our non-management directors are scheduled to meet without management present, which we refer to as meetings in “executive session,” at each regularly scheduled board meeting. The Chairman of the Board, who is an independent director, presides over executive sessions of the non-management directors.

Stockholder Communications with the Board

Any stockholder who wishes to communicate directly with the Chairman of the Board, any other director or the non-management directors as a group may do so by writing to:

Gold Kist Inc.

c/o Office of the General Counsel

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346.

All communications will be compiled by our Secretary and submitted to the board at its next regularly scheduled meeting.

Selection of Nominees for Director

Our directors take a critical role in guiding our strategic direction and overseeing our management. Our board has delegated to the Compensation, Nominating and Corporate Governance Committee the responsibility for reviewing and recommending nominees for membership on the board. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our Company and stockholders. In selecting candidates for nomination as directors, the nominating and governance committee considers such criteria as it deems appropriate, including, among other factors, such nominee’s current or recent experience as a senior executive officer, business expertise, industry experience, general ability to enhance the overall composition of the board, and subscription to our Company’s values philosophy. Such standards and qualification criteria are set forth in our Corporate Governance Guidelines.

Nominees Recommended by Stockholders

Any stockholder may recommend a candidate for nomination, provided the stockholder has continuously held, for at least one year prior to the date the nomination is submitted, at least $2,000 in market value or 1% of our securities entitled to vote for the election of directors, by submitting notice of such recommendation, together with the other information specified herein, in writing, to Gold Kist Inc., c/o Secretary, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. In order to be considered by the board and the Compensation, Nominating and Corporate Governance Committee, such nominations must be received no less than 120 days prior to the anniversary of the date we mailed notice of our previous year’s annual meeting. However, if no annual meeting was held in the previous year, or, if the date of the next annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, such notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting is given to stockholders.

Stockholder recommendations of director nominees must set forth the following information to the extent known to the recommending stockholder:

•	the name, date of birth, business address and residence address of such individual;

•	the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience;

•	whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity;

•	any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•	whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee;

•	the name and business address of the stockholder making the nomination recommendation, as they appear on our record books; and

•	the class and number of shares of our common stock beneficially owned by the stockholder making the nomination recommendation.

No stockholder nominee shall be eligible for election unless that person is nominated by the Compensation, Nominating and Corporate Governance Committee after compliance with these procedures.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

This report summarizes the policies of the Compensation, Nominating and Corporate Governance Committee (the “Committee”) governing compensation to executive officers, who are the officers in the Summary Compensation Table, and the relationship of corporate performance to that compensation. This report also discusses specifically the Compensation Committee’s bases for the compensation reported for the Chief Executive Officer and the other executive officers for the past fiscal year.

The Committee is composed of three non-employee directors, each of whom is “independent” under the NASD Marketplace Rules and the Committee’s Charter. See “Corporate Governance Matters—Director Independence.”

Pursuant to its Charter and as to matters relating to compensation, the Committee establishes guidelines and standards for determining the compensation of the Company’s executive officers and other employees; evaluates the performance of senior executives; reviews the Company’s executive compensation policies; determines the compensation levels for the Company’s executive officers, including the chief executive officer, and administers and implements our equity-based and incentive plans. The Committee reports its decisions regularly to the full Board of Directors and may seek the Board of Directors’ guidance on compensation policy.

2005 Compensation Adjustments

During the process of the conversion of the Company from a cooperative marketing association to a for profit corporation and its initial public offering completed on October 13, 2004, the Board of Directors of the Company engaged Towers Perrin, an outside compensation consulting firm, to provide an independent analysis of the Company’s executive compensation program and practices. The results of the analysis included the following observations about the Company’s fiscal 2004 executive compensation:

•	total cash compensation levels were significantly less than the competitive norm;

•	due to the historical status of the Company as a cooperative, there was no long-term equity incentive compensation;

•	employment agreements were competitive but contained some terms and conditions that were not consistent with public-company practices; and

•	change in control agreements provided for potential payments that exceeded those customary for public companies.

At several meetings after the conversion, the Committee reviewed all components of the Company’s officers’ compensation, including salary, bonus, equity and other long-term incentive compensation, and other benefits, the earnings and accumulated payout obligations under the Company’s pension plan, and the actual projected payout obligations under the Company’s supplemental executive retirement plan under possible severance and change in control scenarios. The Committee also reviewed specifically the dollar value to the officers and the cost to the Company of all components of compensation, including employment and change in control agreement compensation, under various payout scenarios.

The Committee considered these matters and ultimately recommended to the Board of Directors that it seek to replace the existing employment agreements and change in control agreements and make certain other adjustments to the compensation program. The Committee’s recommendations were intended to align the Company’s executive compensation program with the Committee’s philosophy of executive compensation, as described below, and to more closely reflect public company current competitive practices. In particular, the Committee specifically proposed to revise the executive compensation program in order to significantly reduce the cost to the Company of employment and change in control agreement payouts and related excise tax payments, while adjusting other aspects of the program to align the executives’ interests more closely with the stockholders’ interests by increasing their stock ownership.

Based on the Committee recommendations, the Board of Directors approved replacement employment agreements with Messrs. Bekkers and Stimpert, and replacement change in control agreements with ten other officers, including the other executive officers. Contingent upon the officers’ acceptance of these replacement agreements, (i) the Committee approved certain equity grants to such officers under the Company’s 2004 Long-Term Incentive Plan and established performance goals for fiscal year 2005 under the Executive Management Incentive Plan, and (ii) certain amendments to the pension plan were approved, which in effect amended the supplemental executive retirement plan, to exclude certain benefits from the definition of pensionable earnings.

Compensation Philosophy and Program

The Committee seeks to ensure that the Company’s compensation program is consistent with, and provides incentives for the attainment of, the Company’s strategic business objectives. The Company’s compensation program includes two components:

Annual Compensation	Base salary provides a stable annual salary at a level consistent with the individual’s position and contributions to the Company’s performance. Cash bonuses make a portion of each manager’s annual income dependent upon the attainment of specified corporate and individual performance objectives.

Long-Term Incentives	Encourages an ownership mindset by aligning the interests of officers and senior managers with other stockholders.

The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stock price performance, and encourages executive retention.

Components of Executive Compensation for 2005

Annual Compensation. Annual cash compensation for fiscal year 2005 consisted of base salary and short-term incentives (cash bonuses).

Base Salary. Base salaries for executive officers, including the Chief Executive Officer, are established by considering a number of factors, including the Company’s and the executive officer’s individual performance for the previous year, his or her future potential, scope of responsibilities and experience, and competitive salary practices. Base salaries are reviewed annually. Base salaries paid to the named executive officers in 2005 are included in the “Salary” (base pay) column in the Summary Compensation Table for 2005.

Short-Term Incentives (Cash Bonuses). Short-term incentive awards are issued pursuant to the Company’s Executive Management Incentive Plan (the “Annual Incentive Plan”). Executive officers are eligible to receive a bonus in connection with a particular fiscal year during the term of the plan if performance goals for the Company set for that year by the Committee are met or exceeded. At the beginning of each year, the Committee establishes written performance goals based on one or more performance criteria listed in the Annual Incentive Plan based on Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, department, region or function within the Company. Actual bonuses payable for any fiscal year will vary depending on the extent to which actual performance meets, exceeds or falls short of the corporate performance goals approved by the Committee. Target awards for fiscal year 2005 performance were established for each executive officer, expressed as a percentage of base salary. Such target awards were 60% of base salary for the executive officers other than the Chief Executive Officer, and 100% of base salary for the Chief Executive Officer. For fiscal year 2005, the Committee established a performance matrix based on corporate return on equity and net operating margin. Executive officers were eligible to receive a bonus award of 100% of target bonus opportunity if the Company reached “target” levels of performance on the matrix. The range of payment was 50% to 150% of the target bonus award, and no bonus would have been earned if performance had fallen below 50% of the target level of performance. The Company’s 2005 corporate return on equity of 24.9% and net operating margins of 8.9% resulted in payout of 150% of the target awards. Annual bonuses paid to the named executive officers are included in the “Bonus” column in the Summary Compensation Table for 2005.

Long-Term Incentives. During fiscal year 2005, the Company employed three forms of long-term equity incentives granted under the Company’s 2004 Long-Term Incentive Plan: stock settled stock appreciation rights (“SARs”), performance awards, and restricted stock. The Committee believes these incentives foster the long-term perspective necessary for continued success in the Company’s business and ensure that the Company’s leaders are properly focused on stockholder value.

•	Stock appreciation rights align employee incentives with stockholders because SARs have value only if the stock price increases over time. In 2005, the Company granted SARs having a ten-year term, with a base price equal to the market price of our common stock on the date of grant. These SARs are designed to help retain key employees because they cannot be exercised for three years after the grant date and, in most cases, if not exercised will be forfeited at specified times if the employee leaves the Company during such three-year period.

•	Performance awards granted in fiscal year 2005 provide employees with shares of Company stock if certain performance goals are achieved at the end of a three-year performance cycle, based upon the Company’s relative profitability (expressed as profit-per-bird-processed) compared to the weighted average profits of a peer group of poultry processing companies, as compiled for the final fiscal year in the performance period (fiscal year ending September 30, 2007).

•	Restricted stock awards granted in fiscal year 2005 in connection with the Company’s initial public offering vest three years from the date of the grant. Restricted stock awards granted in fiscal year 2005 in connection with the 2005 Compensation Adjustments discussed above vest as to 25% of the shares on each anniversary of the date of grant. All of the restricted stock awards are subject to forfeiture if the executive leaves the Company prior to vesting except in the case of death, disability or retirement, or the occurrence of a change in control.

Share retention guidelines. The Board of Directors adopted a policy in November 2005 requiring non-employee Directors of the Company to own stock in the Company in an amount equal to or greater in value than two times the amount of the annual retainer initially paid to the Director. Directors will have five years to achieve these ownership levels. In November 2005, the Board of Directors also adopted a policy of highly encouraging officers of the Company to own our common stock.

Employment and Change in Control Agreements with Executive Officers. As part of the 2005 Compensation Adjustments discussed above, Mr. Bekkers and Mr. Stimpert each terminated his former employment agreement and change in control agreement and entered into a new employment agreement with the Company, and Mr. West and Mr. Mabe each terminated his former change in control agreement with the Company and entered into a new change in control agreement with the Company. The terms of these new agreements are described on pages 22 and 23 of this proxy statement under “Executive Compensation.” The potential costs to the Company for the benefits payable in the event of a change in control under the new employment and change in control agreements with these officers are estimated to be substantially less than potential costs of the benefits payable in the event of a change in control under their previous employment and change in control agreements. Only Mr. Bekkers and Stimpert have employment agreements with the Company. Nine other officers besides Messrs. West and Mabe have change in control agreements with the Company.

Executive Benefits. Certain executive officers of the Company are eligible for benefits that are not available to all employees of the Company. Specifically, the supplemental executive benefits programs offered by the Company include:

•

Supplemental Executive Retirement Plan. Pursuant to the Supplemental Executive Retirement Plan, or the SERP, the Company makes supplemental payments following termination of employment to certain executives under a non-qualified deferred compensation plan to make up for any reduction in such executive’s retirement income under the Company’s Pension Plan resulting from limitations placed on compensation taken into account and benefits provided under the Internal Revenue Code and salary deferrals to a certain deferred compensation plan. The Company in the past made but no longer makes annual contributions to rabbi trusts held for executives participating in the SERP. As of November 29, 2005, those funds in the rabbi trusts amount to $4,540,451. Obligations to executives participating in the SERP beyond the amounts in the rabbi trusts will be paid from the Company’s cash flow at the time of such distributions. A participant becomes vested in the SERP upon completion of five years of employment with the Company.

•	Other Retirement Benefits. In addition to the retirement benefits provided under the SERP, the Company provides two current and four former executives with benefits after retirement. These benefits are provided pursuant to Deferred Compensation Agreements and are paid following retirement in an annual amount equal to 25% of the average annual salary for the 10-year period immediately prior to retirement. These benefits may be payable for a 10 or 15-year period following retirement to a former key executive or his designated beneficiary. The Company will no longer enter into such Deferred Compensation Agreements.

Compensation of Chief Executive Officer

The Committee determines the compensation of the Company’s Chief Executive Officer in the same manner as the compensation for other executive officers. In calendar year 2005, Mr. Bekkers’ salary was set at $750,000 as provided in his Employment Agreement, which was established by considering a number of factors, including the Company’s and Mr. Bekkers’ individual performance in prior years, his future potential, scope of responsibilities and experience. His salary will be reviewed annually and increased, if deemed appropriate, based on similar considerations.

As described above under the “Bonus” column in the Summary Compensation Table for 2005, Mr. Bekkers earned an annual bonus in fiscal year 2005 under the Management Incentive Plan in the amount of $1,125,000, based upon the Company’s achieving a return on equity of 24.9% and net operating margin of 8.9%, resulting in payout of 150% of Mr. Bekkers’ target incentive award of 100% of his base salary. The very nature of the poultry industry is volatile and, therefore, incentive compensation can vary significantly from year to year. For example, in fiscal year 2002, neither Mr. Bekkers nor any of the officers earned a bonus. During fiscal year 2005, the Committee also approved long-term incentive awards to Mr. Bekkers consisting of (i) 166,123 shares of restricted stock in connection with the 2005 Compensation Adjustments discussed above, (ii) 143,181 shares of restricted stock in connection with the Company’s initial public offering, (iii) SARs with respect to 67,641 shares of common stock, and (iv) performance shares having a target payout of 37,560 shares of common stock. The Committee determined the size of these awards after reviewing competitive market data and Mr. Bekkers’ individual performance.

Review of all Components of Chief Executive Officer Compensation

The Committee has reviewed all components of the Chief Executive Officer’s and other executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated gains from equity incentive awards, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, the actual projected payout obligations under the Company’s SERP and under several potential employment and change in control agreement scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios.

Based on this review, the Committee finds the Chief Executive Officer’s and other executive officers’ total compensation (and, in the case of the severance and change in control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

It should be noted that when the Committee considers any component of the executive officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated restricted stock and other long-term incentive gains are taken into consideration in the Committee’s decisions.

Internal Pay Equity

In the process of reviewing each component separately and in the aggregate, the Committee directs the Company’s human resources department to prepare a spreadsheet showing “internal pay equity” within the Company. This spreadsheet shows the relationship between each executive management level of compensation within the Company (e.g., between the Chief Executive Officer and the Senior Vice President, Planning and Administration and other executive officers). The comparison includes all components of compensation (as previously described), both individually and in the aggregate. For fiscal year 2005, the Chief Executive Officer’s total compensation was approximately 3.4 times the compensation of the next highest paid executive officer. The fiscal year 2005 total compensation included two unusual events, (i) restricted stock grants in connection with the Company’s initial public offering, and (ii) restricted stock grants in connection with the adjustments to the employment agreements and change in control agreements, each as described in more detail above. Excluding the compensation in connection with the unusual events, the Chief Executive Officer’s total compensation in fiscal year 2005 would have been approximately 2.4 times the compensation of the next highest paid executive officer.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and four other most highly compensated executive officers. Until the annual meeting of stockholders in 2008, or until one of the Company’s incentive plans is materially amended, if earlier, awards issued under the Company’s incentive plans are exempt from the deduction limits of Section 162(m). As such, the Committee believes that all compensation for 2005 paid to named executive officers is properly deductible under the Code.

Compensation, Nominating and Corporate Governance Committee

Ray A. Goldberg (Chair)

R. Randolph Devening

A. D. Frazier, Jr.

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which we collectively refer to as the “Securities Acts”, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total annual compensation earned during the fiscal years ended June 28, 2003, June 26, 2004 and October 1, 2005, and for the three month transition period ended October 2, 2004, by our Chief Executive Officer and the four most highly compensated executive officers, all of whom were serving as executive officers as of October 1, 2005, whom we collectively refer to as the “named executive officers.”

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options/ SARs (#)	All Other Compensation (3)
John Bekkers President and Chief Executive Officer	2005 Transition Period (5) 2004 2003	$708,462 193,846 733,269 522,115	$1,125,000 473,596 514,584 —	$122,329 26,763 27,077 24,292	$3,862,505	67,641	$21,000 — 16,250 8,255

Michael A. Stimpert Senior Vice President, Planning and Administration	2005 Transition Period (5) 2004 2003	343,039 95,692 310,269 284,000	324,039 271,866 295,395 —	42,080 10,339 11,546 11,234	987,019	20,779	21,000 1,687 16,138 7,999

Donald W. Mabe Vice President, Operations	2005 Transition Period (5) 2004 2003	264,423 72,308 231,346 210,769	252,000 200,414 217,759 —	59,194 11,614 10,760 9,976	564,236	16,162	21,000 1,816 15,410 6,172

William T. Andersen (4) Vice President, Marketing and Sales	2005	217,484	185,273	15,012	187,891	5,535	4,870

Stephen O. West Chief Financial Officer and Vice President	2005 Transition Period (5) 2004 2003	263,834 71,785 227,888 207,211	252,000 205,968 223,794 —	1,828 449 498 488	745,638	16,162	21,000 2,004 15,924 7,202

(1)	The amounts shown for fiscal 2003, fiscal 2004 and fiscal 2005 and for the three month transition period ended October 2, 2004 set forth that portion of interest earned on voluntary salary and bonus deferrals under nonqualified deferred compensation plans above 120% of the applicable federal rate. Other than such amounts, for such periods, no compensation was paid to any of the above named executive officers, except for perquisites and other personal benefits which for each executive officer did not exceed the lesser of $50,000 and 10% of such individual’s salary plus annual bonus.
(2)

Amounts reflect the dollar value of restricted stock awards made pursuant to the Gold Kist Inc. Long-Term Incentive Plan during fiscal 2005, calculated by multiplying the closing market price of our common stock on the date of grant by the number of shares awarded. The number and value of the aggregate restricted stock holdings at October 1, 2005 for each of the named executive officers is as follows: Mr. Bekkers—309,304, $6,046,893; Mr. Stimpert—80,210, $1,568,106; Mr. Mabe—47,422, $927,100; Mr. Andersen—17,081, $333,934; and Mr. West—60,549, $1,183,733. The value at October 1, 2005 is based on the closing price of $19.55 as of September 30, 2005, the last trading day prior to the fiscal year end. The restricted stock granted to each of the named executive officers includes shares granted in connection with our initial public offering and, for each executive officer other than Mr. Andersen, shares issued in connection with changes to each named executive officer’s employment or change in control agreement. The shares granted in connection with the initial public offering vest three years from October 13, 2004, and the shares granted in connection with the change in control agreements vest as to 25% of the shares on each anniversary of the date of grant, beginning January 24, 2006. The total number of shares of restricted stock granted in connection with our initial public offering was 705,197 and the total number of shares of restricted stock granted in connection with the changes to the change in control agreements was 355,722.

(3)	The amounts set forth include the following amounts that were contributed by the Company for fiscal 2003, fiscal 2004, the three month transition period ended October 2, 2004 and fiscal 2005 on behalf of the named executive officers pursuant to the Company’s Enhanced Defined Contribution Plan, a qualified defined contribution plan: Mr. Bekkers—$5,900, $16,250, $0 and $21,000, respectively; Mr. Stimpert—$5,392, $16,138, $1,687 and $21,000, respectively; Mr. Andersen—$0; Mr. Mabe—$5,387, $15,410, $1,816 and $21,000, respectively; and Mr. West—$5,534, $15,924, $2,004 and $21,000, respectively. The amounts set forth also include the following amounts that were contributed by the Company for the three month transition period ended October 2, 2004 and fiscal 2005 on behalf of Mr. Andersen to the Company’s 401(k) Plan: $1,460 and $4,870, respectively. In addition, the amounts set forth include for fiscal 2003, the following amounts which represent the value of the named executive officer’s benefit from premiums paid by the Company under a split dollar life insurance plan for the named executive officers which was terminated in fiscal 2003: Mr. Bekkers—$2,355; Mr. Stimpert—$2,607; Mr. Mabe—$785; and Mr. West—$1,668. The Company used the modified premium method prorated to plan termination for fiscal 2003. The Company recovered the cost of premium payments from the cash value of the policies when the plan was discontinued in fiscal 2003.
(4)	Mr. Andersen was promoted to the position of Vice President, Marketing and Sales, and designated an executive officer of the Company on April 29, 2005.
(5)	The Company employs a 52/53 week fiscal year. On October 20, 2004, the Company changed its fiscal year end from the Saturday after the last Thursday in June to the Saturday after the last Thursday in September. The “Transition Period” includes compensation information for the fourteen-week transition period from June 26, 2004 to October 2, 2004.

SAR Grants in Last Fiscal Year

The following table is a summary of all SARs granted to the named executive officers during the fiscal year ended October 1, 2005:

	Individual Grants
Name	Number of Securities Underlying SARs Granted (#)	% of Total SARs Granted to Employees in Fiscal Year	Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For SAR Term
					5%	10%
John Bekkers	67,641	25.8%	$13.67	1/24/15	$529,527	$1,491,202
Michael A. Stimpert	20,779	7.9	13.67	1/24/15	182,022	458,090
Donald W. Mabe	16,162	6.2	13.67	1/24/15	141,577	356,305
William T. Andersen	5,535	2.1	13.40	12/27/14	49,980	123,518
Stephen O. West	16,162	6.2	13.67	1/24/15	141,577	356,305

Fiscal Year-End SAR Values

The following table presents the value of unexercised SARs held by the named executive officers as of October 1, 2005:

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

	Number of Securities Underlying Unexercised SARs Held at October 1, 2005		Value of Unexercised In-the-Money SARs Held at October 1, 2005 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John Bekkers	—	67,641	—	$397,729
Michael A. Stimpert	—	20,779	—	122,181
Donald W. Mabe	—	16,162	—	95,033
William T. Andersen	—	5,535	—	34,040
Stephen O. West	—	16,162	—	95,033

(1)	Amounts represent the market value of the underlying common stock as of October 1, 2005 ($19.55 at September 30, 2005), less the applicable base price.

Long-Term Incentive Plan Awards in Last Fiscal Year

The following table is a summary of all LTIP awards granted to the named executive officers during the fiscal year ended October 1, 2005:

Long-Term Incentive Plans—Awards in Last Fiscal Year (1)

Name	Number of Shares, Units or Other Rights	Estimated Future Payouts under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation	Threshold # (2)	Target # (3)	Maximum # (4)
John Bekkers	37,560	2/1/2005-9/30/2007	18,780	37,560	56,340
Michael A. Stimpert	11,542	2/1/2005-9/30/2007	5,771	11,542	17,313
Donald W. Mabe	8,977	2/1/2005-9/30/2007	4,489	8,977	13,466
William T. Andersen	3,073	2/1/2005-9/30/2007	1,537	3,073	4,610
Stephen O. West	8,977	2/1/2005-9/30/2007	4,489	8,977	13,466

(1)	Performance units provide the named executive officers with shares of stock if certain performance goals are achieved at the end of a three-year performance cycle, based upon the Company’s relative profitability (expressed as profit-per-bird-processed) compared to the weighted average profits of a peer group of poultry processing companies, as compiled for the final fiscal year in the performance period (February 1, 2005 through September 30, 2007).
(2)	Represents the number of shares of stock to be awarded to each named executive officer if the Company’s relative profit-per-bird-processed is $.50 below average compared to the weighted average profits of the peer group. If the Company’s relative profit-per-bird-processed is more than $.50 below average compared to the weighted average profits of the peer group, then the named executive officer may receive a number of shares of stock between 0% and 50% of the base number of performance units, as determined by the Company’s Compensation, Nominating and Corporate Governance Committee.
(3)	Represents the number of shares of stock to be awarded to each named executive officer if the Company’s relative profit-per-bird-processed is $.50 above average compared to the weighted average profits of the peer group.
(4)	Represents the number of shares of stock to be awarded to each named executive officer if the Company’s relative profit-per-bird-processed is $1.00 or more above average compared to the weighted average profits of the peer group.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of October 1, 2005.

Plan Category (1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders
Restricted Stock	1,080,295	(2)	N/A	2,472,429	(3)
SARS	262,166		$13.67	2,472,429	(3)
Performance Shares	185,110		$12.36	2,472,429	(3)

(1)	All of our equity compensation plans have been approved by our stockholders.
(2)	Restricted shares have been issued.
(3)	The restricted stock, SARs and performance shares have been granted under the same long-term incentive plan.

Retirement Plans

We maintain a noncontributory defined benefit pension plan, or the “Pension Plan,” with separate benefit formulas for salaried and hourly employees. The Pension Plan covers substantially all employees who have at least one year of service with Gold Kist, including those employees subject to collective bargaining agreements. Effective as of January 1, 2004, Gold Kist made the following changes to the Pension Plan: (1) the basic pension formula for salaried participants changed from 50% of final average earnings to 45% of final average earnings, however, no change was made in the hourly pension formula; (2) the early retirement subsidy was eliminated prospectively; (3) the lump sum payment option was eliminated with respect to future accrued benefits; and (4) the joint-and-survivor subsidy was eliminated with respect to future accrued benefits. These Pension Plan changes did not reduce the accrued benefits of participants earned as of December 31, 2003. The Pension Plan now provides salaried participants with a pension benefit after 30 years of credited service at age 65, which, when combined with a portion of the participant’s primary Social Security benefit attributable to the employer’s contributions, equal to 45% of the participant’s average earnings during the period of five years in which the participant had the highest earnings in the last ten years of employment immediately preceding attainment of age 65, or if retired before age 65, in the last ten years immediately preceding early retirement. For hourly employees who work for Gold Kist until age 65, the Pension Plan provides a monthly benefit equal to $11.00 per month for each year of Pension Plan participation payable at age 65. The Pension Plan provides a pre-retirement death benefit for a surviving spouse of a vested, active participant that equals 50% of the deceased participant’s accrued benefit. Accrued benefits under the Pension Plan vest after the employee attains five (5) years of service or age 55. Gold Kist made tax deductible contributions in the amounts of $8.0 million in November 2004 and $11.0 million in June 2005 to the Pension Plan.

Estimated annual benefits payable upon retirement at normal retirement age (age 65) to participants in specified years of service and remuneration classifications, before offset of Social Security benefits, are illustrated in the following table:

Estimated Annual Benefits For Years of Service Indicated

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years or More
$ 30,000	4,500	6,750	9,000	11,250	13,500
100,000	15,000	22,500	30,000	37,500	45,000
150,000	22,500	33,750	45,000	56,250	67,500
200,000	30,000	45,000	60,000	75,000	90,000

For years 2002 and 2003, the maximum annual amount of compensation that could be used for determining an individual’s benefit under a qualified retirement plan was $200,000. For year 2004, the maximum was $205,000, for the year 2005, the maximum is $210,000.

The Pension Plan covers the compensation in the columns entitled “Salary” and “Bonus” and the contribution to the Enhanced Defined Contribution Plan in the Summary Compensation Table. The credited years of service under the Pension Plan are, as of October 1, 2005, as follows: Mr. Bekkers (20); Mr. Stimpert (31); Mr. Mabe (26); Mr. Andersen (4); and Mr. West (25).

We have adopted a Supplemental Executive Retirement Plan, or the “SERP,” whereby we make payments following separation from service to certain employees under a non-qualified deferred compensation plan to make up for any limitation on such employee’s benefit under the Pension Plan resulting from limitations placed on compensation taken into account and benefits that may be provided under a qualified retirement plan pursuant to Sections 401(a)(17) and 415 of the Code and salary deferrals to a certain deferred compensation plan. The following table shows the estimated annual benefits payable upon separation of service at normal retirement age (age 65) to participants in specified years of service and remuneration classifications, before offset for Social Security benefits and without limitations imposed by the Code. The amounts shown in the table would be reduced by amounts payable under the Pension Plan.

Estimated Annual Benefits For Years of Service Indicated

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years or More
$100,000	15,000	22,500	30,000	37,500	45,000
150,000	22,500	33,750	45,000	56,250	67,500
200,000	30,000	45,000	60,000	75,000	90,000
250,000	37,500	56,250	75,000	93,750	112,500
350,000	52,500	78,750	105,000	131,250	157,500
500,000	75,000	112,500	150,000	187,500	225,000
750,000	112,500	168,750	225,000	281,250	337,500
850,000	127,500	191,250	255,000	318,750	382,500

Covered compensation, computation of final average earnings and credited service are the same as that set forth in the foregoing description of the Pension Plan.

In addition to the retirement benefits provided above, we provide two current and four former key executives with benefits after separation from service. These benefits are provided pursuant to Deferred Compensation Agreements and are paid following separation from service in an annual amount equal to 25% of the average annual base salary for the 10-year period immediately prior to separation from service, reduced, as applicable, for early commencement. These benefits are payable for a 10 or 15-year period following separation from service of a former key executive or his designated beneficiary. Estimated annual benefits payable under the Deferred Compensation Agreements would be based upon the following average annual base salary of the eligible named executives for the 10-year period ending October 1, 2005: Mr. Bekkers—$431,721; and Mr. Stimpert—$248,549.

Employment Agreements

Mr. Bekkers and Mr. Stimpert have each entered into employment agreements with us for a term of three years, expiring December 31, 2007, with automatic one-year extensions beginning December 31, 2005 unless expressly not renewed at least 60 days before renewal date. Under the terms of the employment agreements, each executive is entitled to a base annual salary (with annual increases at the discretion of the Compensation, Nominating and Corporate Governance Committee) and is entitled to participate in discretionary annual bonus, other incentive compensation programs, welfare programs and other compensation programs that are generally provided for the senior management personnel of Gold Kist and its subsidiaries, as determined by the Board of Directors from time to time.

If the executive’s employment is terminated by us for any reason other than cause or disability, or by the executive for good reason, he will receive (i) a lump sum cash payment equal to his “accrued obligations” (unpaid salary through the date of termination, a pro rata bonus for the year of termination and any unpaid, accrued vacation pay); (ii) a severance payment equal to a multiple (three in the case of Mr. Bekkers, and two in the case of Mr. Stimpert) of his then-current annual salary and target bonus for the year; and (iii) continued participation in all welfare benefits for the executive and his family, subject to certain limitations, for a period of time (36 months in the case of Mr. Bekkers, and 24 months in the case of Mr. Stimpert). In addition, we will pay or provide to the executive any other amounts or benefits to which he is entitled under any of our plans, programs, policies, practices or contracts then in effect. Upon termination of the executive’s employment by reason of death, disability or retirement, the employment agreement will terminate without further obligation of Gold Kist other than the payment of any accrued obligations and any other amounts or benefits to which the executive is entitled under any of our plans, programs, policies, practices or contracts then in effect. If the executive’s employment is terminated by us for cause, or he resigns without good reason, he will receive any accrued obligations and any other amounts or benefits to which he is entitled under any of our plans, programs, policies, practices or contracts then in effect, except that he will not receive a pro rata bonus for the year of termination.

In addition, the employment agreement provides that, upon the occurrence of a change in control, the executive’s stock options, stock appreciation rights and restricted stock awards will become fully vested and his long-term incentive performance share awards will vest at the “target” performance level and payout on a time-based pro rata basis, whether or not his employment terminates.

The employment agreement provides that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Code, then he will receive a full gross up of any excise tax imposed, including income and excise taxes on such gross-up amount, subject to a 10% threshold benefit amount.

Each executive has agreed in his employment agreement that for a period of two years following the termination of his employment with us for any reason, he will not disclose any confidential information, solicit our employees to terminate their employment with us, or provide competitive services.

Change in Control Agreements

Mr. Mabe, Mr. Andersen and Mr. West have each entered into change in control agreements with us. Pursuant to the change in control agreements, in the event a change of control occurs during the “change of control period,” we agree to continue to employ the executive for a period of two years thereafter (the “employment period”). The “change of control period” means the three-year period ending on January 25, 2008; provided that on each annual anniversary of the agreement, beginning on January 25, 2006, the change of control period will be automatically extended so as to terminate three years after such anniversary, unless we provide timely notice to the executive that we will not extend the period. Once a change in control occurs and during the ensuing two-year employment period, the executive will be entitled to his or her pre-change in control position, authority, duties, office location, salary, bonus and benefits. In addition, upon the occurrence of a change in control, all of the executive’s options, stock appreciation rights and restricted stock awards will become fully vested and his or her long-term incentive performance share awards will vest at the “target” performance level and payout on a time-based, pro rata basis, whether or not the executive’s employment terminates.

If the executive’s employment is terminated by us for any reason other than cause or disability, or by the executive for good reason, after a change in control, the executive will receive (i) a lump sum cash payment equal to his “accrued obligations” (unpaid salary through the date of termination, a pro rata bonus for the year of termination and any unpaid, accrued vacation pay); (ii) a severance payment equal to two times the executive’s then-current annual salary and target bonus for the year; and (iii) continued participation in all welfare benefits for the executive and his or her family, subject to certain limitations, for 24 months. In addition, we will pay or provide to the executive any other amounts or benefits to which he is entitled under any of our or our affiliated company’s plans, programs, policies or practices or contracts or agreements.

Upon the termination of the executive’s employment by reason of death, disability or retirement after a change in control, the employment agreement will terminate without further obligation of Gold Kist other than the payment of any accrued obligations and any other amounts or benefits to which the executive is entitled under any of our plans, programs, policies, practices or contracts then in effect. If the executive’s employment is terminated by us for cause or he resigns without good reason, after a change in control, the executive will receive any accrued obligations and any other amounts or benefits to which the executive is entitled under any of our plans, programs, policies, practices or contracts then in effect, except that he will not receive a pro rata bonus for the year of termination.

The agreement provides that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Code, then the executive will receive a full gross-up of any excise tax imposed, including income and excise taxes on such gross-up amount, subject to a 10% threshold benefit amount. Each executive has agreed in his employment agreement that for a period of two years following the termination of his employment with us for any reason, he will not disclose any confidential information, solicit our employees to terminate their employment with us, or provide competitive services.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, our Compensation, Nominating and Corporate Governance Committee consisted of the following independent directors: Ray A. Goldberg (Chair), R. Randolph Devening and A. D. Frazier, Jr. None of them were an officer or employee of the Company or any of its subsidiaries in fiscal 2005, nor any time prior thereto. None of our executive officers served as a member of the Board of Directors or Compensation, Nominating and Corporate Governance Committee, or similar committee, of another entity whose executive officer(s) served as a member of our Board of Directors or Compensation, Nominating and Corporate Governance Committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 1, 2005 by:

(1) each person known by the Company to beneficially own more than 5% of the outstanding shares of our common stock,

(2) each of our directors and named executive officers, and

(3) all of our directors and executive officers as a group.

Except as otherwise indicated below, each of the persons named in the table will have sole voting and investment power with respect to the shares beneficially owned by such person as set forth opposite such person’s name.

Name	Number of Shares to Be Beneficially Owned (1) (2)
John Bekkers (3)	337,429
Michael A. Stimpert (4)	86,934
Stephen O. West (5)	64,146
Donald W. Mabe (6)	49,422
William T. Andersen (7)	20,081
R. Randolph Devening	3,057
A.D. Frazier, Jr.	15,907
Ray A. Goldberg	3,057
Jeffery A. Henderson (8)	65,447
John D. Johnson	3,057
Douglas A. Reeves	11,994
Dan Smalley	203,694
W. Wayne Woody	3,057
All directors and executive officers as a group (14 persons)	867,282

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deems shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of the Company’s common stock that will be issuable to the identified person or entity pursuant to stock options or warrants that are either immediately exercisable or exercisable within sixty days of December 1, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. None of our directors or executive officers beneficially own more than 1% of our outstanding shares of common stock. Our directors and executive officers beneficially own as a group approximately 1.7% of our outstanding shares of common stock.
(2)	The calculations are based on 51,052,104 shares of Common Stock outstanding on December 1, 2005. We believe no persons beneficially own more than 5% of our outstanding shares of common stock as of December 1, 2005.
(3)	This amount includes 309,304 shares of restricted stock over which Mr. Bekkers currently has sole voting power. Also includes 12,125 shares issuable as of December 1, 2005 upon the settlement of stock appreciation rights granted to Mr. Bekkers that would have been exercisable if he were to have elected to retire on December 1, 2005.
(4)	This amount includes 80,210 shares of restricted stock over which Mr. Stimpert currently has sole voting power. Also includes 3,724 shares issuable as of December 1, 2005 upon the settlement of stock appreciation rights granted to Mr. Stimpert that would have been exercisable if he were to have elected to retire on December 1, 2005.
(5)	This amount includes 60,549 shares of restricted stock over which Mr. West currently has sole voting power and 700 shares of stock held jointly by Mr. West and his wife over which Mr. West shares voting power. Also includes 2,897 shares issuable as of December 1, 2005 upon the settlement of stock appreciation rights granted to Mr. West that would have been exercisable if he were to have elected to retire on December 1, 2005.
(6)	This amount includes 47,422 shares of restricted stock over which Mr. Mabe currently has sole voting power.
(7)	This amount includes 17,081 shares of restricted stock over which Mr. Andersen currently has sole voting power.
(8)	This amount includes 1,030 shares of stock held by Mr. Henderson’s wife over which Mr. Henderson does not have voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Three members of our Board of Directors, Messrs. Henderson, Reeves and Smalley provide agricultural products to us in the ordinary course of business pursuant to a Membership, Marketing and/or Purchasing Agreement that is identical to the agreements that we have entered into with each of our other contract growers.

Prior to the conversion, Messrs. Henderson, Reeves and Smalley also received patronage distributions from the cooperative on terms that, as required by law, did not differ in any way from terms that we had with other contract growers.

The following table shows the amount of contract payments and patronage distributions received by Messrs Henderson, Reeves and Smalley for fiscal 2005, for the transition quarter ended October 2, 2004, fiscal 2004 and fiscal 2003.

Name	Fiscal Year	Contract Payments	Patronage Distributions
Jeffery A. Henderson	2005	$96,454	—
	Transition Period	32,757	13,479
	2004	103,513	26,474
	2003	118,045	—

Douglas A. Reeves (1)	2005	126,630	—
	Transition Period	30,240	27,580
	2004	221,777	58,547
	2003	208,728	—

Dan Smalley	2005	579,257	—
	Transition Period	166,107	41,568
	2004	508,356	120,005
	2003	536,773	—

(1)	Mr. Reeves conducts his operations through a general partnership, of which Mr. Reeves owns a 50% interest. The amounts listed are the amounts received by the partnership.

In addition, in connection with the conversion, Messrs. Henderson, Reeves and Smalley received shares of Gold Kist common stock and cash as indicated in the following table.

	Conversion Proceeds
Name	Shares of Common Stock	Cash
Jeffery A. Henderson	61,360 shares	$72,188

Douglas A. Reeves (1)	17,875 shares	67,401

Dan Smalley	200,637 shares	594,358

(1)	Mr. Reeves conducts his operations through a general partnership, of which Mr. Reeves owns a 50% interest. The amounts listed are the amounts received by the partnership.

PERFORMANCE GRAPH

The following graph compares the cumulative total return for the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market Composite—U.S. Companies and a peer group of companies consisting of Cagles, Inc., Pilgrims Pride Corporation, Sanderson Farms, Inc. and Tyson Foods, Inc. The graph assumes that $100 was invested on October 7, 2005, the date our common stock was first publicly traded. No dividends have been declared or paid on the Company’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	10/7/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005
Gold Kist Inc.	$100	119.474	139.474	189.298	171.491

Nasdaq Stock Market (U.S. Companies)	$100	111.663	102.571	106.05	111.106

Peer Group	$100	114.343	112.824	116.48	117.361

The stock performance graph is not and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Acts except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2—RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2006

The Audit and Compliance Committee has selected KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2006. We are asking stockholders to ratify KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the proposal as a matter of good corporate practice. If our stockholders do not ratify KPMG LLP, the Audit and Compliance Committee will reconsider the selection of such firm as our independent registered public accounting firm and may retain that firm or another firm without re-submitting the matter to the Company’s stockholders. Even if KPMG LLP is ratified by the stockholders, the Audit and Compliance Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG LLP has served as the independent registered public accounting firm for the Company and our predecessor since the 1940’s. The aggregate fees billed to the Company for professional accounting services by KPMG LLP for the fiscal year ended October 1, 2005, the period from June 27, 2004 to October 2, 2004, and the fiscal year ended June 26, 2004, respectively, are set forth in the table below.

	2005	Transition Period	2004
Audit Fees	$1,203,456	810,000	720,925
Audit Related Fees	36,225	—	67,000
Tax Fees	31,860	116,000	135,490
All Other Fees	381,217	139,888	—

Total	$1,652,758	1,065,888	923,415

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees—These are fees for professional services associated with the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting in fiscal 2005, the required review of the Company’s consolidated financial statements included in the Form 10-Q filings and services provided in connection with statutory and regulatory filings.

•	Audit-Related Fees—These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation and statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements.

•	Tax Fees—These are fees for all professional services performed by professional staff in KPMG LLP’s tax division, except those services related to the audit of our consolidated financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence. During fiscal 2004, tax fees included services related to the preparation of federal, state and local tax returns for the fiscal year ended June 26, 2004. During fiscal 2005, tax fees included services related to the preparation of federal, state and local tax returns for both the fiscal year ended October 1, 2005 and the transition quarter ended October 2, 2004.

•	All Other Fees—These are fees for other permissible work performed that do not meet the above-described categories, including documentation assistance with respect to the audit of internal control over financial reporting.

Audit and Compliance Committee Review

Our Audit and Compliance Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended October 1, 2005. The Audit and Compliance Committee has determined that the services rendered and the fees billed last year that were not related to the audit of our financial statements are compatible with the independence of KPMG LLP as the Company’s auditors.

The Audit and Compliance Committee pre-approves all audit and non-audit services performed by the Company’s independent registered public accounting firm and all related fees to assure that the provision of such services does not impair the auditor’s independence. Under the Audit and Compliance Committee policy, the Company’s independent registered public accounting firm is prohibited from performing any non-audit services in contravention of SEC rules. The Audit and Compliance Committee may delegate its pre-approval authority to one or more of its members, but not to management. For the fiscal year ended October 1, 2005, the Audit and Compliance Committee approved the Company’s fee arrangement with KPMG LLP prior to the start of the annual audit. All of the fees paid to KPMG LLP for the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved for the fiscal year ended October 1, 2005.

We expect that a representative of KPMG will attend our annual meeting, and the representative will have an opportunity to make a statement if he or she desires. The representative will also be available to respond to appropriate questions from stockholders.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of shares of common stock voting in person or by proxy at the annual meeting will be required to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006.

Our board recommends that you vote “FOR” the ratification of

KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2006

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee oversees our financial reporting process and internal controls on behalf of the Board of Directors. The Audit and Compliance Committee operates under a written charter which was adopted in October 2004. The full text of the charter is attached to this proxy statement as Annex A. It is also available on our website at www.goldkist.com.

Management has primary responsibility for preparing financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Management has represented to the Audit and Compliance Committee that our 2005 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit and Compliance Committee reviewed with KPMG LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee by Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, United States, rules of the SEC and other applicable regulations. The Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence from us and our management, and considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit and Compliance Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of October 1, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. The Audit and Compliance Committee has also reviewed and discussed with KPMG LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the fiscal year ended October 1, 2005.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the board that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended October 1, 2005, filed with the SEC.

AUDIT AND COMPLIANCE COMMITTEE

W. Wayne Woody (Chairman)
R. Randolph Devening
John D. Johnson

December 12, 2005

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Acts, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting in addition to those items referred to above. If any other matter is properly brought before the annual meeting for action by our stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation by the Board of Directors or, in the absence of any recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT ON FORM 10-K

A copy of our 2005 Annual Report on Form 10-K accompanies this proxy statement. You may request another free copy of the 2005 Annual Report on Form 10-K from:

Gold Kist Inc.

Attn: Investor Relations

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

We will furnish to you at no charge any exhibit to the 2005 Annual Report on Form 10-K that you specifically request. Our 2005 Annual Report on Form 10-K is also available on our website at www.goldkist.com. We are not incorporating the information on our website into this proxy statement, and our website and the information appearing on our website are not included in, and are not part of, this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our common stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year. Based upon information supplied to us, we believe that the following matters should be reported:

Mr. Bekkers filed late one Form 4 reporting that he had purchased an additional 1,000 shares of our stock in connection with our initial public offering. Mr. Henderson filed late one Form 4 reporting that he beneficially owns the shares of our stock held in his wife’s name that were received in connection with our conversion.

STOCKHOLDER PROPOSALS FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

A stockholder interested in submitting a proposal for inclusion in the proxy materials for the 2007 annual meeting of stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Secretary no later than August 18, 2006. Stockholder proposals should be submitted to Gold Kist Inc., c/o Secretary, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346.

Any stockholder wishing to submit a nominee for director must comply with the procedures for such a nomination set forth in our Corporate Governance Guidelines, which are described in this proxy statement under “Corporate Governance Matters—Nominees Recommended by Stockholders.” These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Stockholders intending to present business at our 2007 Annual Meeting, but not intending to have the proposal included in our proxy materials pursuant to Rule 14a-8, must comply with the requirements set forth in our Bylaws. To bring business before an annual meeting, our Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to our Corporate Secretary not less than 120 days prior to the anniversary of the date of our proxy statement for the preceding year’s annual meeting. Therefore, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than August 18, 2006. If the notice is received after August 18, 2006, it will be considered untimely and the proxies granted in connection with the 2007 Annual Meeting will have discretionary authority to vote on the proposal.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering to that address a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Gold Kist Inc., c/o Secretary, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346 or by calling our Investor Relations department at (770) 393-5000.

Annex A

GOLD KIST INC.

AUDIT AND COMPLIANCE COMMITTEE CHARTER

I. Audit & Compliance Committee Purpose

The primary function of the Audit & Compliance Committee (the “Committee”) is to assist the board in fulfilling its oversight responsibilities with respect to:

•	The accounting, financial reporting processes, and system of internal controls of the Company.

•	The assessment of the qualifications and independence of the independent auditor, their appointment for the Company’s annual audit and approval of other engagements or projects performed by the audit firm.

•	The review of the Company’s independent auditors and internal audit and security department activities.

•	The compliance by the Company with legal and regulatory requirements.

•	Preparing the Report of the Committee which is to be included in the Company’s proxy statement relating to its annual meeting of stockholders in compliance with the rules of the Securities and Exchange Commission (the “SEC”).

II. Audit & Compliance Committee Composition and Meetings

The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the independence, experience and financial literacy requirements of the NASDAQ Stock Market, Inc. (“NASDAQ”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC in Item 401(h) of Regulation S-K. Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the board of directors determines that such simultaneous service on such other audit committees does not impair the ability of such member to effectively serve on the Committee. The members of the Committee and the Committee Chair shall be appointed by the board on the recommendation of the Company’s Compensation, Nominating and Corporate Governance Committee. Committee members may be removed, with or without cause, at any time upon majority vote of the board. If a committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Chief Financial Officer shall serve as the liaison between management and the Committee.

The Committee shall meet up to four times annually, or more frequently as circumstances dictate. The Committee shall receive an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the audit and security department, the independent auditors, other members of management as needed, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III. Audit & Compliance Committee Authority

In carrying out its purposes, the Committee shall have and may exercise all the powers and authority of the board to the extent permitted under Section 141(c) of the Delaware General Corporation Law.

The Committee shall have the sole authority to: (i) appoint, retain, compensate, evaluate and terminate the Company’s independent auditors; and (ii) pre-approve, to the extent required by applicable law, all audit and non-audit services with the independent auditors and the related fees and terms, subject to the exceptions for certain minor non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has full access to the independent auditors as well as the Company’s books, records, facilities and personnel. The Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it reasonably deems necessary in the performance of its duties.

The Company shall provide appropriate funding, as determined by the Committee, for payment (i) of compensation to the independent auditor for the audit report; (ii) to any legal, accounting or other professional advisors employed by the Committee and (iii) for ordinary administrative responsibilities of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may delegate its authority to an individual member, or a sub-committee of members when appropriate, including the authority to grant pre-approvals of audit and non-audit services. Any decisions of any such individual or sub-committee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

IV. Audit & Compliance Committee Responsibilities and Duties

Financial Statement Disclosure and Review Procedures

1. Review and reassess the adequacy of this Charter periodically. Submit the charter and any revisions to the Board of Directors for approval.

2. Review the Company’s annual audited financial statements prior to filing or distribution outside the Company. Review should include discussion with management and independent auditors of (i) all critical accounting policies and practices used by the Company; (ii) analysis setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative accounting treatments of financial information within GAAP related to material items that have been discussed with management, including the ramifications of using such alternative treatments and disclosures and the treatment preferred by the independent auditor; and (iii) other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3. Recommend to the board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4. Receive and review, if necessary, a report from the controller, Chief Financial Officer or other appropriate officer of the Company as to any unusual deviations from prior practice that were included in the preparation of the annual or quarterly financial results.

5. Review and discuss (i) the type and presentation of information to be included in press releases of unaudited interim and annual financial results, including the use of “pro forma” or “adjusted” non-GAAP information, before their release to the public, and (ii) financial information and earnings guidance provided to analysts and ratings agencies.

6. Review and discuss (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the effects of significant regulatory, accounting and auditing initiatives, including new pronouncements, as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss policies with respect to risk assessment and risk management.

8. In consultation with management, the independent auditors, and the internal auditors, consider the adequacy of the Company’s internal control over financial reporting, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financing reporting.

9. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s report on internal control over financial reporting and, when applicable, the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

10. After the close of each fiscal year but prior to the Company’s annual meeting of stockholders, as well as on any other occasion where the Committee deems it advisable or prudent, report to and review with the full board any issues that arise with respect to the quality or integrity of the Company’s publicly reported financial statements, the Company’s compliance with legal or regulatory financial disclosure requirements, the performance and independence of the independent auditors, the performance of the internal audit function, or such other information as it deems appropriate to report concerning the Committee’s activities.

11. Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

12. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit and security department together with management’s responses.

13. Review and approve all related party transactions to which the Company is party, the disclosure of which would be required by Item 404 of Regulation S-K.

Independent Auditors

14. Appoint, retain, compensate, evaluate and terminate the Company’s independent auditors.

15. Ensure that (i) approval of any non-audit services by the Committee is disclosed pursuant to Section 10A(i)(2) of the Exchange Act in the Company’s periodic reports, and (ii) payment of fees to the independent auditor and pre-approval of services are properly disclosed as required by Item 9 of Schedule 14A.

16. Engage the independent auditor to perform any non-audit services permitted by Rule 2-01 of Regulation S-X.

17. Review the independent auditors audit plan—discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

18. Prior to filing or distribution of the financial statements, discuss the results of the audit with the independent auditors, including any audit problems or difficulties encountered and management’s response, any restrictions on their work, cooperation received, significant disagreements with management, their findings and their recommendations and ensure that matters required to be communicated to audit committees in accordance with American Institute of Certified Public Accountants’ Statement on Auditing Standards 61 (“SAS 61”).

19. At least annually, review and evaluate the qualifications, independence and performance of the independent auditors and present its conclusions to the board in advance of the annual meeting of stockholders.

20. In connection with the annual review of the independent auditors, obtain from the them and review a report describing: (i) the independent auditors’ internal quality control procedures; (ii) all relationships between the independent auditors and the Company; (iii) any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits of any company carried out by the independent auditors; and (iv) any steps taken to address such material issues. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the board.

21. Ensure the rotation of each lead audit engagement team partner and independent review partner at least once every five years (or as otherwise required by law) and the other audit engagement team partners to the extent required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

22. Establish clear policies regarding the hiring of current or former employees of the independent auditors.

23. Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

Internal Audit and Security Department and Legal Compliance

24. Review the annual internal audit and security plan and organizational structure of the Internal Audit and security Department.

25. Promote an organizational culture that encourages ethical conduct.

26. Review significant internal audit and security activities.

27. Oversee the implementation and effectiveness of the Company’s compliance program, receive reports on non-compliance and actions taken to prevent additional occurrences.

28. Review/assess the Company’s procedures for: (1) the receipt, retention, and disposition of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (2) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

29. As needed, review with the Company’s General Counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies. Receive a report from the Company’s General Counsel on the implementation and effectiveness of the compliance and ethics program at least annually.

30. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act relating to the discovery by the independent auditor of possible illegal acts has not been implicated.

31. Oversee and participate in training programs for the full Board of Directors, senior management, and other appropriate persons regarding the Company’s compliance and ethics program.

32. Oversee periodic risk assessments to reduce the risk of criminal conduct, including an evaluation of (i) the nature and seriousness of such criminal conduct; (ii) the likelihood that certain criminal conduct may occur because of the nature of the Company’s business, and (iii) the prior history of the Company.

Other Audit & Compliance Committee Responsibilities

33. Perform any other activities consistent with this Charter, the Company’s bylaws, and governing law, as the Committee or the board deems necessary or appropriate.

34. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

35. Review the Company’s Code of Employee Conduct and Ethics and ensure that management has established a system to enforce this Code.

36. Periodically perform self-assessment of the Audit & Compliance Committee performance, including an assessment of the effectiveness of the Company’s compliance and ethics program in preventing and detecting criminal conduct, and its effectiveness in promoting a culture that encourages a commitment to compliance with the law.

37. Review periodically policies and procedures as well as audit results associated with director and officer expenses and perquisites.

Limitation of Committee’s Role

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and more detailed information about the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

VOTE BY TELEPHONE
Gold Kist Inc. 244 Perimeter Center Parkway, N.E. Atlanta, Georgia 30346	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, Inc. P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the Postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

Proxy must be signed and dated below.

¯  Please fold and detach card at perforation before mailing.  ¯

GOLD KIST INC.

Annual Meeting of Stockholders to be held on January 31, 2006.

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Michael A. Stimpert and Stephen O. West, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the common stock of Gold Kist Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, January 31, 2006, at 9:00 a.m. local time, at the Company’s headquarters located at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated December 16, 2005, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 16, 2005 and a copy of the Gold Kist Inc. 2005 Annual Report.

Signature(s) of Shareholder

Date                                                                                                  , 200

Please date and sign this Proxy exactly as your name or names appear hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity must give his or her full title. A corporation must sign in full corporate name by its president or authorized officer. A partnership must sign in partnership name by an authorized person.

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GOLD KIST INC.	PROXY

This Proxy will be voted as directed, or, if no direction is indicated, will be voted as recommended by the Board of Directors. The Board of Directors recommends voting FOR the following proposals:

1.	Election of directors for a three year term ending at the 2009 annual meeting of stockholders:
Nominees: (1)	John Bekkers (2) Ray A. Goldberg (3) Dan Smalley

❑	FOR all nominees listed above (except as indicated to the contrary*)	❑	WITHHOLD AUTHORITY to vote for all nominees listed above

* INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

2.	To ratify KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2006.

❑  FOR                        ❑  AGAINST                        ❑  ABSTAIN

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE